EXHIBIT 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) made as of the 17th day of July 2012 (the “Effective Date”).

B E T W E E N:

MYLAN PHARMACEUTICALS INC.,

a corporation existing under the laws of West Virginia,

(hereinafter referred to as “Mylan”),

- and -

SOMAXON PHARMACEUTICALS, INC.,

a corporation existing under the laws of Delaware,

(hereinafter referred to as the “Somaxon”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1.

INTERPRETATION

1.1 Definitions.

The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Federal Food, Drug, and Cosmetic Act, together with any regulation promulgated thereunder, including without limitation cGMPs, in each case as amended from time to time;

“Active Materials” means the materials listed on Schedule D hereto;

“Adverse Experience” shall mean any side effect, injury, toxicity, sensitivity reaction, unexpected incidence, untoward medical occurrence or other adverse event or experience associated with the use of the Products, including, but not limited to, a “serious adverse event” within the meaning of 21 C.F.R. § 314.80(a), as amended from time to time;

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

(d)	For the purposes of this definition, “control” means the ownership of shares carrying at least a majority of the votes in respect of the election of the directors of a corporation;

“Agreement” shall have the meaning ascribed thereto in the preamble;

“Applicable Laws” means all Laws to the extent applicable to the subject matter of, or the performance by the parties of their respective obligations under, this Agreement, including, but not limited to, (i) with respect to Mylan, the Act and any other Laws of all jurisdictions where the Products are manufactured and packaged, and (ii) with respect to Somaxon, the Laws of all jurisdictions where the Products are distributed and marketed;

“Annual Report” means the annual report as described in 21 CFR, Section 314.81(b)(2);

“Annual Product Review Report” means the annual product review report as described in 21 CFR, Section 211.180(e);

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal, including, but not limited to, the FDA;

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the State of West Virginia or the State of California;

“cGMPs” means current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations, together with the latest FDA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time, including, but not limited to, the FDA’s Guidance for Industry, Manufacturing, Processing or Holding Active Pharmaceutical Ingredients;

“CMC” shall have the meaning ascribed thereto in Section 7.9(d);

“Certificate of Analysis” means the certificate of analysis confirming the identity, strength, quality and purity of each batch of finished Product to which it pertains;

“Components” means, collectively, all raw materials and ingredients (including Packaging components, labels, product inserts and other labeling for the Products), required to be used in order to produce the Products in accordance with the Specifications, including the Active Materials;

“Confidential Information” shall have the meaning ascribed thereto in Section 11.1;

“Deficiency Notice” shall have the meaning ascribed thereto in Section 6.1(a);

“Disclosing Party” shall have the meaning ascribed thereto in Section 11.1;

“FCA” means free carrier, as that term is defined in INCOTERMS 2010 published by the International Chamber of Commerce;

“FDA” means the United States government agency known as the United States Food and Drug Administration, and any successor thereto;

“Firm Orders” has the meaning specified in Section 5.1(b);

“Force Majeure Event” shall have the meaning ascribed thereto in Section 13.7;

“Indemnitor” shall have the meaning ascribed thereto in Section 10.4(a);

“Indemnitee” shall have the meaning ascribed thereto in Section 10.4(a);

“Index” means Producer Price Index, Industry: Pharmaceutical Preparations, Series ID: pcu325412325412, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

“Initial Term” shall have the meaning ascribed thereto in Section 8.1;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyright and industrial designs;

“Invention” means information relating to any invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means all inventories of Components and work-in-process produced or held by Mylan or its Affiliates in connection with the manufacture and packaging of the Products, including, but not limited to, the Active Materials;

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority, including, but not limited to, the Act and cGMPs;

“Manufacturing Services” means the manufacturing, quality control, quality assurance, labeling, packaging and related activities of Mylan, as contemplated in this Agreement, required to produce Products from Active Materials and Components in compliance with the Specifications; for the avoidance of doubt, the Manufacturing Services will include Packaging and all services of personnel of Mylan, its Affiliates and its agents required to secure FDA approval of Mylan’s performance of the foregoing services;

“Manufacturing Site” ***;

“Minimum Run Quantity” means the minimum number of tablets of a Product to be produced during the same cycle of manufacturing as set forth in Schedule C hereto;

“Mylan” shall have the meaning ascribed thereto in the preamble;

“Mylan Manufacturing Process” shall have the meaning ascribed thereto in Section 7.8;

“NDA” shall have the meaning ascribed thereto in Section 7.9(d);

“Packaging” shall mean the physical and operational services necessary for the packaging of the Products in bottles and labeling the Products, in each case pursuant to the Specifications.

“Products” means the products listed on Schedule A hereto;

“Product Quality Complaint” is defined as any complaint that questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or any complaint that concerns any incident that causes the Product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed Product, or any failure of one or more distributed batches of the Product to meet the Specifications therefor.

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“Quality Agreement” means the agreement to be entered into between the parties hereto pursuant to Section 2.1(b) setting out the quality assurance standards to be applicable to the Manufacturing Services provided by Mylan, to attached hereto as Schedule F once it is completed;

“Recall” shall have the meaning ascribed thereto in Section 6.2(a);

“Receiving Party” shall have the meaning ascribed thereto in Section 11.1;

“Settlement Agreement” means the Settlement and License Agreement by and among Somaxon, ProCom One, Inc., Mylan Inc. and Mylan Pharmaceuticals, Inc. dated as of July     , 2012;

“Somaxon” shall have the meaning ascribed thereto in the preamble;

“Specifications” means the file, for each Product, which is provided by Somaxon to Mylan in accordance with the procedures listed in Schedule B hereto and which contains documents relating to such Product, including, without limitation:

(a)	specifications for Active Materials and Components;

(b)	manufacturing specifications, directions and processes;

(c)	storage requirements;

(d)	all environmental, health and safety information relating to the Product including material safety data sheets;

(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product, including, but not limited to, any requirements set forth in the applicable regulatory filings made with the FDA or other Authority (e.g., the NDA);

all as updated, amended and revised from time to time by Somaxon in accordance with the terms of this Agreement;

“Territory” shall mean the United States and its commonwealths, territories and possessions, including the Commonwealth of Puerto Rico;

“Third Party Rights” means the Intellectual Property of any third party;

“Year” means a calendar year, except that the first “Year” of this Agreement shall be deemed to be the period from the Effective Date up to and including December 31, 2012;

1.2 Currency.

Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

1.3 Sections and Headings.

The division of this Agreement into Articles, Sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

1.4 Singular Terms.

Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

1.5 Schedules.

The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A	-	Products
Schedule B	-	Procedure for Shipment & Acceptance of Product Specifications
Schedule C	-	Minimum Run Quantity & Fees
Schedule D	-	Active Materials
Schedule E	-	Batch Numbering & Expiration Dates
Schedule F	-	Quality Agreement

ARTICLE 2.

MANUFACTURING SERVICES

2.1 Manufacturing Services.

During the term of this Agreement, Mylan shall manufacture and supply, in accordance with the provisions of this Agreement, all quantities of the Products ordered from Mylan by Somaxon consistent with Article 5, and shall provide such Manufacturing Services for the Territory for the fees specified in Schedule C. In providing the Manufacturing Services, Somaxon and Mylan agree that:

(a)	Conversion of Active Materials and Components. Mylan shall convert Active Materials and Components into Products.

(b)	Requirements. Somaxon shall purchase from Mylan under this Agreement, beginning as soon as all applicable approvals under Applicable Laws have been secured, including FDA approval of Mylan providing the Manufacturing Services, and ending on ***, at least *** of its requirements of Products in the United States. As of *** (or such later date that all applicable approvals under Applicable Laws have been secured, including FDA approval of Mylan providing the Manufacturing Services), Somaxon shall purchase from Mylan under this Agreement at least *** of its annual requirements of Products in the United States. For purposes of this Section 2.1(b), requirements for Products shall be calculated based on the total number of tablets supplied, regardless of the number of tablets per bottle. Notwithstanding the foregoing, Somaxon’s obligations under this Section 2.1(b) shall terminate immediately upon ***.

(c)	Quality Control and Quality Assurance. Within *** after the Effective Date, Mylan and Somaxon shall execute a Quality Agreement in connection with this Agreement (the “Quality Agreement”) which addresses the management of the quality elements related to Products. In the event of any conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall prevail. Mylan shall perform the quality control and quality assurance testing specified in the Quality Agreement. Each time Mylan ships Products to Somaxon, it shall provide Somaxon with a Certificate of Analysis that sets out the test results for each batch of Products, and that certifies that such batch has been evaluated by Mylan’s Quality Control/Quality Assurance department and that the Products comply with the Specifications.

(d)	Components. Mylan shall purchase the Components in sufficient quantities and at such times as may be necessary to perform the Manufacturing Services. Mylan shall test and release all Components at Mylan’s expense and as specified by the Specifications. Mylan shall maintain sufficient inventories of Components (including Active Materials) as are required to supply volumes in monthly Firm Orders plus *** taking into account the lead times for such Components. Mylan may procure Components from its suppliers, provided that all Components so obtained meet the Specifications therefor.

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(e)	Packaging. Mylan shall package the Products with labels, product inserts and other packaging as set out in the Specifications, including by Packaging the Products when requested by Somaxon in Firm Orders. Mylan may use labels, product inserts, bottles and other packaging procured by Mylan from its suppliers in connection with the Packaging of the Products, provided that the Packaging meets the Specifications therefor. Somaxon shall be responsible for any costs of artwork development. In addition, Mylan shall make arrangements for and implement the imprinting of batch numbers and expiration dates for each Product shipped. Such batch numbers and expiration dates shall be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. The system used by Mylan for batch numbering and expiration dates is detailed in Schedule E hereto. Somaxon may, in its sole discretion, make changes to labels, product inserts and other packaging for the Products (“Packaging Obsolescence”), which changes shall be submitted by Somaxon to all applicable Authorities and other third parties responsible for the approval of the Products. Somaxon shall be responsible for the cost of Packaging Obsolescence when changes occur for any reason, whether made at Somaxon’s discretion or as required by any applicable Authorities.

(f)	Storage. Until finished Products are shipped, Mylan shall store all such Products identifiably distinct from any other raw material and finished or filled product stocks and shall comply with all storage requirements set forth in the Specifications and all Applicable Laws, including, but not limited to, cGMPs. Mylan shall assume responsibility for any loss or damage to such finished Product while stored by Mylan.

(g)	Facility. Mylan will manufacture, test, perform quality control and package the Product at the Manufacturing Site. Mylan shall not manufacture, test, perform quality control or package any Product in any other facility without first obtaining Somaxon’s prior written consent.

(h)	Product Rejection. Prior to packaging any bulk finished Product, Mylan shall test each batch of bulk finished Product for compliance with the finished Product Specifications (excluding packaging-related specifications). In the event any nonconforming Product is observed in connection with such testing procedures, Mylan shall promptly suspend the packaging of the applicable batch, notify Somaxon in writing, and consult with Somaxon with respect to available alternatives.

2.2 Standard of Performance.

Mylan shall use commercially reasonable efforts to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws.

2.3 Right of First Refusal for Additional Products.

During the Initial Term, in the event that Somaxon intends to commercialize in the United States a branded pharmaceutical product containing doxepin as the sole active pharmaceutical ingredient that is not the Product, including any over the counter pharmaceutical product containing doxepin as the sole active pharmaceutical ingredient, (each such product, an “Additional Product”), prior to entering into any agreement with any third party manufacturer for the manufacture of commercial quantities of such Additional Product (a “Third Party Manufacturer”), Somaxon ***. Mylan shall have a period of *** after its receipt of such Additional Product Notice (the “Notification Period”) within which to notify Somaxon that ***. If Mylan so notifies Somaxon within such Notification Period, Somaxon shall negotiate with Mylan for a period of *** (the “Negotiation Period”) to ***. In the event that (a) Mylan notifies Somaxon in writing within the Notification Period that ***, (b) Mylan fails to respond to Somaxon by ***, or (c) after good faith negotiation during the Negotiation Period ***, then Somaxon shall have no further obligation to Mylan with respect to the applicable Additional Product and ***.

ARTICLE 3.

PAYMENT OBLIGATIONS

3.1 Payment.

Pursuant to the terms of this Agreement, Somaxon shall pay Mylan for the provision of the Manufacturing Services according to the fees specified in Schedule C hereto (such fees being subject to adjustment in accordance with the terms hereof).

ARTICLE 4.

ADJUSTMENT OF FEES

4.1 Fee Basis.

The initial fees for the Manufacturing Services listed in Schedule C are intended by the parties to be fixed through ***, subject to the adjustments hereafter set forth. Somaxon acknowledges that the fees for Manufacturing Services in respect of Products are based upon the Minimum Run Quantity per Product specified in Schedule C and are subject to change if the specified Minimum Run Quantity is amended by the parties in writing. For greater certainty, if Mylan and Somaxon agree that the Minimum Run Quantity in respect of a Product shall be increased or decreased and, as a result of such increase or decrease, Mylan’s fees for services relating to such Product decrease or increase on a per unit basis, then if such revised Minimum Run Quantity is not otherwise contemplated in Schedule C, the fee for Manufacturing Services in respect of such Product shall be increased or decreased by an amount sufficient to pass on to Somaxon the cost savings or to absorb, but not exceed, such increased costs, as the case may be.

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4.2 Price Adjustments.

The fees for the Manufacturing Services provided pursuant to the terms of this Agreement will be adjusted *** beginning in ***. In connection therewith, Mylan shall deliver to Somaxon by not later than *** beginning in *** a revised Schedule C and such budgetary pricing information or other documentation (including the percentage increase in the Index and adjusted Component costs) reasonably sufficient to detail the fee adjustment in accordance with subsections (a) and (b) below. Mylan will reasonably discuss the fee adjustments with Somaxon in good faith, and the parties will agree upon any required amendments to such revised Schedule C. Such revised Schedule C and the fees therein shall be effective with respect to any Products delivered after the end of the then current Year (including any changes mutually agreed upon by the parties as a result of such discussion). The fee adjustments will be made as follows:

(a)	There will be adjustments to the fees for actual increases or decreases in relevant labor costs directly related to the Manufacturing Services, provided that (A) any percentage increase in the fees under this sub-section (i) will not exceed ***, and (B) any percentage decrease in the Price under this sub-section (i) will not exceed ***, and

(b)	There will be adjustments to the fees to pass on actual increases or decreases in the direct costs of Components. Such adjustments will be ***.

4.3 Adjustments Due to Technical Changes.

Amendments to the Specifications or the Quality Agreement requested by Somaxon will only be implemented following a technical and cost review by Mylan and are subject to Somaxon and Mylan reaching agreement as to revisions, if any, to the fees specified in Schedule C necessitated by any such amendment. If Somaxon accepts a proposed fee change based on such a requested amendment, the fee change shall become effective only with respect to those orders of Products that are manufactured in accordance with the amended Specifications or Quality Agreement.

4.4 Capital Expenditures for Manufacturing Services Equipment.

Somaxon has provided to Mylan the Description of Manufacturing Process and Process Control from the NDA for the Products (as part of the Specifications), which includes a list of equipment necessary or reasonably useful for providing the Manufacturing Services for the Product. Mylan agrees that it has all of the equipment listed therein and is ableto use such equipment in providing Manufacturing Services hereunder. In the event that any additional equipment is deemed necessary to provide the Manufacturing Services (a) by Mylan in its reasonable discretion, and Somaxon in its reasonable discretion agrees that such equipment is necessary, or (b) deemed necessary by Somaxon, in its reasonable discretion, then in either such case such equipment shall be provided by or purchased by Somaxon, or purchased on Somaxon’s behalf by Mylan (and Mylan shall be reimbursed by Somaxon for such purchases), and shall be owned by Somaxon and used solely from for the Product hereunder or products otherwise

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manufactured by Mylan for Somaxon at no additional cost to Somaxon. In the event that Mylan deems any additional equipment to be necessary to provide the Manufacturing Services and Somaxon in its reasonable discretion does not agree with such determination, the parties will discuss the matter in good faith to reach a mutually agreeable resolution.

ARTICLE 5.

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1 Orders and Forecasts.

(a)	Rolling Forecasts. Beginning *** after the execution of this Agreement, Somaxon shall provide Mylan with a written, non-binding forecast of the volume of Products that Somaxon then anticipates will be required to be produced, Packaged and delivered to Somaxon under this Agreement during each month of the *** thereafter (each such forecast, a “*** Forecast”). For the first such *** Forecast, the amounts specified for delivery during *** shall constitute a binding purchase order for such *** Forecast, and for each subsequent *** Forecast, the amounts specified for delivery during *** shall constitute a binding purchase order for such *** Forecast. Such *** Forecast will be updated by Somaxon *** on or before the ***. The most recent *** Forecast shall supersede all previous forecasts.

(b)	Firm Orders. On or before ***, Somaxon shall issue written orders in accordance with the then current *** Forecast (“Firm Orders”) for the Products to be produced, Packaged and delivered to Somaxon under this Agreement, with the delivery date for such monthly orders to be not less than *** from the first day of the calendar month immediately following the date that the Firm Order is submitted. Such Firm Orders submitted to Mylan shall specify Somaxon’s purchase order number, quantities by Product type, Packaged Products by bottle type, monthly delivery schedule and any other elements necessary to ensure the timely production and shipment of the Products. The quantities of Products ordered in such Firm Orders shall be firm and binding on Somaxon and shall not be subject to reduction by Somaxon. Firm Orders submitted by Somaxon pursuant to this Section 5.1 must be accepted by Mylan and shall be automatically firm and binding on Mylan if they are not more than *** of the amounts set forth in the most recent *** Forecast for the delivery period specified in the Firm Order (on a Product-by-Product and bottle-type-by-bottle-type basis). Mylan will use commercially reasonable efforts to manufacture Product in excess of *** of the amounts in the most recent *** Forecast for the delivery period specified in the Firm Order. Firm Orders not rejected by Mylan within *** of receipt by Mylan shall be deemed to have been accepted by Mylan.

5.2 Minimum Orders.

Somaxon may only order Products in multiples of the Minimum Run Quantities set out in Schedule C.

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5.3 Shipments.

(a)	Shipments of Products shall be made FCA the Manufacturing Site unless otherwise mutually agreed in writing, and Mylan shall make deliveries to Somaxon or its designee no more than *** before or *** after the delivery dates specified by the accepted Firm Order. Risk of loss or of damage to Products shall remain with Mylan until Products are loaded onto the carrier’s vehicle by Mylan for shipment at the shipping point at which time risk of loss or damage shall transfer to Somaxon. Mylan shall, in accordance with Somaxon’s instructions and as agent for Somaxon, (i) arrange for shipping, including preparing and executing a packing list, so that the Products will be delivered to the delivery address on the delivery date set forth in the applicable Firm Order, with such shipping to be paid by Somaxon and (ii) at Somaxon’s risk and expense, obtain any export license or other official authorization necessary to export the Products, including all customs formalities. Somaxon shall arrange for insurance and shall select the freight carrier used by Mylan to ship Products. Mylan shall notify Somaxon in writing at the time of shipment as to the quantity of Product shipped, the anticipated delivery date and confirmation of the carrier. If any order is delayed and is not likely to be delivered to the carrier as set forth in this Section 5.3(a), Mylan shall promptly notify Somaxon and Somaxon may reasonably direct Mylan to ship such order by expedited means of transportation as designated by Somaxon, at Mylan’s expense, unless such delay is due to reasons beyond Mylan’s reasonable control and under such circumstances beyond Mylan’s reasonable control, the expense shall be equally shared by Mylan and Somaxon. In all cases, Products shall be transported in accordance with the Specifications and Applicable Laws, including, but not limited to, cGMPs.

(b)	If Mylan, for any reason, including, without limitation, a Force Majeure Event, fails to supply the requisite quantities of Products within *** after the date of delivery in an accepted Firm Order in the case of circumstances beyond the control of Mylan, or within *** after the date of delivery in an accepted Firm Order in any other case, then (i) Somaxon may cover such quantities under the applicable Firm Order through an alternate supplier, with such covered amount of the applicable Firm Order to be cancelled, and any such purchases from such alternate supplier will not be deemed to be purchases from a supplier other than Mylan for the purposes of calculating Somaxon’s purchase requirements under Section 2.1(b), and (ii) Somaxon’s purchase requirements under Section 2.1(b) will be suspended until Mylan regains its ability to resume supplying hereunder, evidenced by the delivery by Mylan of (A) written notice thereof, together with (B) a Certificate of Analysis showing conformity with the Specifications and Applicable Laws, including cGMPs, of a batch of normal commercial size that is manufactured after Mylan’s most recent failure to meet its delivery deadlines hereunder; provided that Somaxon may purchase all quantities already ordered and confirmed by its alternate supplier, and for the avoidance of doubt such quantities will not be deemed to be purchases from a supplier other than Mylan for the purposes of calculating Somaxon’s purchase requirements under Section 2.1(b). Nothing in this Section 5.1(b) shall be construed to limit the rights and remedies available to Somaxon at law or in equity.

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5.4 Invoices and Payment.

(a)	Invoices. Invoices for Products that are shipped to Somaxon shall be sent by fax or email to such fax number or email address as may be provided by Somaxon in writing from time to time, but not earlier than the date of shipment of the corresponding Products. Mylan shall also submit to Somaxon, with each shipment of Products, a duplicate copy of the invoice covering such shipment. Each such invoice shall, to the extent applicable, identify Somaxon purchase order number, Product numbers, names and quantities, unit price, freight charges and the total amount to be remitted by Somaxon.

(b)	Payment. Somaxon shall pay undisputed amounts of all invoices within ***of the date of confirmed facsimile or email transmission of the invoice. Invoices not paid within *** after the receipt date of the invoice that are not the subject of a dispute as contemplated by Section 5.4(c) will be subject to interest on such unpaid amount at an annual rate equal to the lower of the *** or the highest rate allowed by applicable law.

(c)	Disputed Amounts. In the event that Somaxon disputes any amounts under any invoice for Products, such dispute shall be resolved in accordance with Section 6.1 (with respect to non-conformance of Products) or otherwise under Article 12. Pending resolution of such dispute, Somaxon shall be obligated to pay any amounts under such invoice that are not in dispute. Upon resolution of any such dispute in favor of Mylan, Somaxon shall pay all remaining amounts owing under such invoice within the later occurrence of ***.

ARTICLE 6.

PRODUCT CLAIMS; RECALLS; ADVERSE EVENTS

6.1 Product Claims.

(a)

Product Claims. Somaxon has the right to reject and return, at the expense of Mylan, all or any portion of any shipment of Products that deviates from the Specifications or Applicable Laws, including cGMPs, without invalidating any remainder of such shipment. Somaxon or its designated agent shall inspect the Products manufactured by Mylan upon receipt of such Products from the freight carrier used by Mylan to ship the Products and the related Certificate(s) of Analysis and shall give Mylan written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications or Applicable Laws, including cGMPs, within *** after such receipt of such Products and related Certificate(s) of Analysis (or, in the case of any defects not reasonably susceptible to discovery upon such receipt of the Product, within *** after discovery thereof by Somaxon). Should Somaxon fail to provide Mylan with the Deficiency Notice within the applicable *** period, then the delivery shall be deemed to have been accepted by

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Somaxon on the *** after delivery or discovery, as applicable. Except as set out in Section 6.2, Mylan shall have no liability for any deviations for which Somaxon has failed to provide notice within the applicable *** period.

(b)	Determination of Deficiency. Upon receipt of a Deficiency Notice, Mylan shall have *** to advise Somaxon by notice in writing that it disagrees with the contents of such Deficiency Notice. If Somaxon and Mylan fail to agree within *** after Mylan’s notice to Somaxon as to whether any Products identified in the Deficiency Notice deviate from the Specifications or Applicable Laws, including cGMPs, then the parties shall mutually select an independent laboratory within five days from the parties’ failure to agree, which independent laboratory shall evaluate if the Products deviate from the Specifications or Applicable Laws, including cGMPs. The parties shall cause the independent laboratory to conduct its evaluation as promptly as practicable, and in any event within *** from the date of selection of the laboratory. Such evaluation shall be binding on the parties, and if such evaluation certifies that any Products deviate from the Specifications or Applicable Laws, including cGMPs, Somaxon may reject those Products in the manner contemplated in this Section 6.1. If such evaluation does not so certify in respect of any such Products, then Somaxon shall be deemed to have accepted delivery of such Products on the date the evaluation is delivered by the independent laboratory to the parties. The expenses of such testing shall be borne by Mylan if the non-conformity with the Specifications or Applicable Laws, including cGMPs, is confirmed by the independent laboratory, and otherwise by Somaxon.

(c)	Mylan Responsibility. If Somaxon rejects Products under this Section 6.1 due to the Products deviating from the Specifications or Applicable Laws, including cGMPs, Mylan will, at Somaxon’s election, either: (i) credit Somaxon’s account for Mylan’s invoice price to Somaxon for such defective Products (but if Somaxon has already paid for such defective Products, Mylan shall at Somaxon’s election, either refund the invoice price for such defective Products within *** of Somaxon’s rejection of the non-conforming Products or offset such amount against other amounts due to Mylan hereunder); or (ii) use commercially reasonable efforts to replace such Products with conforming Products within *** of Somaxon’s rejection of the non-conforming Products without Somaxon being liable for payment therefor under Section 3.1, provided that Somaxon had previously paid Mylan in full for the non-conforming Products. Notwithstanding the foregoing, Mylan shall use at least the same level of effort to replace such non-conforming Products and perform the related Manufacturing Services as Mylan’s effort for the manufacturing, quality control, quality assurance, packaging and related activities for any other customer at the Manufacturing Site. Nothing in this Section 6.1 shall be construed to limit the rights and remedies available to Somaxon at law or in equity.

(d)	Shortages. If a shipment of Products contains less than the quantity specified in the corresponding Firm Order (the “Shortage Amount”), Somaxon shall notify

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Mylan promptly upon such discovery and, in any event, not later than *** after receipt of the shipment from the freight carrier selected by Somaxon to ship the Products. Upon receipt of Somaxon’s written request, Mylan shall use commercially reasonable efforts to manufacture and ship the Shortage Amount within *** after such notification. Notwithstanding the foregoing, Mylan shall use at least the same level of effort to manufacture and ship the Shortage Amount and perform the related Manufacturing Services as Mylan’s effort for the manufacturing, quality control, quality assurance, packaging and related activities for any other customer with respect to the Manufacturing Site. In the event that the Shortage Amount is less than a validated batch size as set forth in Schedule C, then Mylan shall manufacture the next highest validated batch size of the Product (“Shortage Batch”) and package the Shortage Batch, including the Shortage Amount, in accord with Somaxon’s written instructions. Nothing in this Section 6.1 shall be construed to limit the rights and remedies available to Somaxon at law or in equity.

6.2 Product Recalls and Returns.

(a)	Records and Notice. Mylan and Somaxon shall each maintain such records as may be necessary to permit a Recall of any Products delivered to Somaxon or customers of Somaxon. Each party shall promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products and/or which might result in the Recall or seizure of the Products. Upon receiving any such notice or upon any such discovery, each party shall cease and desist from further shipments of such Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented by Somaxon. “Recall” shall mean any action (i) by Somaxon to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall shall also include any action by either party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.

(b)	Recalls. In the event (i) any Authority issues a directive, order or, following the issuance of a safety warning or alert with respect to a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) Somaxon determines that any Product should be Recalled or that a “dear doctor” letter is required relating the restrictions on the use of any Product, Mylan will co-operate, at Somaxon’s sole expense (subject to Section 6.2(d)), as reasonably requested by Somaxon, having regard to all Applicable Laws.

(c)	Product Returns. Somaxon shall have the responsibility for handling customer returns of the Products. Mylan shall provide Somaxon with such assistance, at Somaxon’s sole expense (subject to Section 6.2(d)), as Somaxon may reasonably request to handle such returns.

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	Mylan’s Responsibility. To the extent that a Recall or return solely results from, or solely arises out of, a failure by Mylan to perform the Manufacturing Services in accordance with the Specifications or Applicable Laws, including cGMPs, Mylan shall be responsible for the documented out-of-pocket expenses of such Recall or return and shall promptly, at Somaxon’s election, either: (i) refund the invoice price for such Recalled or returned Products; (ii) offset such amount against other amounts due to Mylan hereunder; or (iii) use its commercially reasonable efforts to replace such Recalled or returned Products with conforming Products within *** of Somaxon’s election under this Section 6.2(d) without Somaxon being liable for payment therefor under Section 3.1, provided that Somaxon had previously paid Mylan in full for the Products subject to such Recall. Notwithstanding the foregoing, Mylan shall use at least the same level of effort to replace such Recalled or returned Products and perform the related Manufacturing Services as Mylan’s effort for the manufacturing, quality control, quality assurance, packaging and related activities for any other customer at the Manufacturing Site. In all other circumstances, Recalls, returns or other corrective actions shall be made at Somaxon’s sole cost and expense. Notwithstanding the foregoing, if a failure by Mylan to perform the Manufacturing Services in accordance with the Specifications or Applicable Laws, including cGMPs, has contributed to a Recall or return but was not the sole cause of such Recall or return, Mylan and Somaxon will share the documented out-of-pocket expenses and the cost of replacement Products in proportion to each party’s contribution to the problem.

6.3 Disposition of Defective or Recalled Products.

Somaxon shall not dispose of any damaged, defective, returned or Recalled Products in relation to which it intends to assert a claim against Mylan unless it has given Mylan *** notice of its intention to do so, and Mylan has not, in turn, instructed Somaxon to return such Products to Mylan. Mylan shall bear the cost of shipping, storage and disposition with respect to any damaged, defective, returned or Recalled Products in relation to which it bears responsibility under Section 6.1 or 6.2 hereof, and shall promptly reimburse Somaxon for any such costs which may be incurred directly by Somaxon. In all other circumstances, Somaxon shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Products. Notwithstanding the foregoing, Somaxon shall have the right at all times to retain a reasonable sample of such Products for its own archival purposes.

6.4 Customer Questions and Complaints.

Somaxon shall have the sole responsibility for responding to Product Quality Complaints, subject to Mylan’s obligation of cooperation as set forth in the Quality Agreement. Product Quality Complaints received by Mylan from Somaxon’s customers shall be referred to Somaxon as set forth in the Quality Agreement. Except to the extent required by Applicable Laws, Mylan shall not make any statement to any Third Party that could reasonably be construed as an admission of fault on Somaxon’s part or a promise that Somaxon will compensate anyone with respect to any Product Quality Complaint.

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.5 Adverse Event Reporting.

Except as otherwise set forth in the Quality Agreement, Mylan shall notify Somaxon promptly and not later than*** after it becomes aware of any Adverse Experience associated with the use of the Products, whether or not determined to be attributable to the Products, and whether or not deemed to be serious or non-serious. Such information shall be sent to Somaxon as set forth in the Quality Agreement. Except to the extent required by Applicable Laws, Mylan shall not make any statement to any Third Party that could reasonably be construed as an admission of fault on Somaxon’s part or a promise that Somaxon will compensate anyone with respect to any Adverse Experience.

ARTICLE 7.

CO-OPERATION

7.1 Quarterly Review.

Each party shall forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers shall meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 Communication with Governmental Agencies.

Somaxon shall be primarily responsible for communicating with any Authority regarding such Products, including, but not limited to, the FDA and any other Authority responsible for granting regulatory approval for the Products; provided, however, that if in the opinion of Mylan’s counsel, Mylan must communicate with an Authority to comply with the terms of this Agreement or the requirements of any Applicable Laws, it may do so. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, each party shall permit the other party to accompany and take part in any communications with any Authority relating specifically to the subject matter of this Agreement, and to receive copies of all such communications from any Authority relating specifically to the subject matter of this Agreement.

7.3 Records and Accounting by Mylan.

Mylan shall keep records of the manufacture, testing and shipping of the Products, Active Materials and Components and retain samples of such Products, Active Materials and Components as are necessary to comply with all Applicable Laws, including, but not limited to, cGMPs and other manufacturing regulatory requirements applicable to Mylan, the Manufacturing Site, the Products, the Active Materials and/or the Components, as well as to assist with resolving Product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of one year following the date of Product expiry, or longer if required by Applicable Laws, after which Mylan may destroy such records or samples; provided that Mylan has first given Somaxon 60 days notice of its intention to do so and Somaxon has not, in turn, instructed Mylan to ship such records or samples to Somaxon at Somaxon’s expense.

7.4 Somaxon’s Inspection of Reports and Records.

At its own expense, Somaxon may inspect Mylan reports and records solely relating to Manufacturing Services provided under this Agreement during normal business hours and with reasonable advance notice, provided a Mylan representative is present during any such inspection. For greater certainty, the right of access provided in this Section 7.4 shall not include a right to access or inspect Mylan’s financial records.

7.5 Somaxon’s Access to Manufacturing Site.

Mylan shall provide Somaxon with reasonable access at mutually agreeable times to its Manufacturing Site or any other facilities in which the Products are manufactured, Packaged, stored, handled or shipped in order to permit Somaxon’s verification of Mylan’s compliance with this Agreement and with all Applicable Laws. For greater certainty, the right of access provided in this Section 7.5 shall not include a right to access or inspect Mylan’s financial records.

7.6 Government Inspection.

Mylan shall make its internal practices, books and records relating to the manufacture of the Products available and allow access to all facilities used for manufacturing the Products to the FDA and any other Authority having jurisdiction over the manufacture of the Products for the purposes of determining Mylan’s compliance with Applicable Laws, including, but not limited to, cGMPs. Mylan shall advise Somaxon by telephone and facsimile within one Business Day of any proposed or announced visit, audit or inspection, and as soon as possible (but in any case within two Business Days) after any unannounced visit, audit or inspection, by the FDA or any other Authority relating to the Products. Mylan shall provide Somaxon with a reasonable description in writing of each such visit or inspection promptly (but in no event later than five days) thereafter, and with copies of any Authority-issued inspection observation reports (including, without limitation, FDA Form 483s and equivalent forms from other regulatory bodies) and Authority correspondence, purged of confidential information that is unrelated to the Products. Mylan and Somaxon will cooperate in resolving any concerns with any Authority, and Somaxon may review a reasonable time in advance of their submission to the applicable Authority Mylan’s responses to any such reports and communications, and Mylan shall in its reasonable discretion incorporate into such responses any comments received from Somaxon. Mylan will also inform Somaxon of any action taken by any Authority against Mylan or any of its officers or employees which may be reasonably expected to adversely affect the Products or Mylan’s ability to supply the Products hereunder within two Business Days after the action is taken.

7.7 Reports.

Mylan will supply on an annual basis all Product data in its control, including release test results, complaint test results and all investigations (in manufacturing, testing and storage), that Somaxon reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Somaxon is required to file with the FDA. At Somaxon’s request Mylan shall provide a copy of the Annual Product Review Report to Somaxon at no additional cost. Any additional report requested by Somaxon beyond the scope of cGMPs and customary FDA requirements shall be subject to an additional fee to be agreed upon between Mylan and Somaxon.

7.8 Mylan Manufacturing Process. Mylan, at its expense, shall be permitted to ***; provided, that Somaxon will have no obligation to ***.

7.9 Validation and FDA Filings

(a)

Validation; Technology Transfer. Mylan will at its expense validate all applicable processes, methods, equipment, utilities, facilities and computers used in the manufacture, packaging, storage, testing and release of Products and will create a process specification, in each case in conformance with the Specifications and all Applicable Laws, including, but not limited to, cGMPs. Upon request, Mylan shall provide to Somaxon a copy of the results of Product specific validation when such results are available. Somaxon shall reasonably cooperate with Mylan in the qualification of Mylan’s Manufacturing Site and will provide such

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

technology transfer assistance as Mylan may reasonably request to assure a smooth, efficient and timely transfer of any technology related to the Products reasonably required by Mylan to effectuate such Manufacturing Site qualification and to validate and manufacture the Products. In furtherance of the technology transfer, Somaxon shall make its employees and other internal resources reasonably available to Mylan and provide copies of all technology, documents, data and other information constituting manufacturing know-how or otherwise necessary for regulatory qualification of Mylan’s manufacturing process. With respect to all documents, data and other information provided in connection with the technology transfer, Somaxon shall be responsible for the cost of providing a single copy thereof, however, Somaxon shall have no obligation to reformat or otherwise alter or modify any such electronic materials.

(b)	FDA Filings. Somaxon shall have the sole responsibility for filing all documents with the FDA and taking any other actions that may be required for the receipt of FDA approval for the commercial manufacture of all of the Products by Mylan. Somaxon, in consultation with Mylan, will amend or supplement the NDA to provide for the inclusion of the Manufacturing Site as an authorized manufacturing site for the Products thereunder, subject to good faith efforts and cooperation. Mylan shall assist Somaxon, to the extent consistent with Mylan’s obligations under this Agreement, including, but not limited to, the obligations under clause (a) of this Section 7.9 above, to obtain FDA approval for the commercial manufacture of all Products by Mylan as quickly as reasonably possible. Copies of all relevant CMC (as hereinafter defined) submissions and any related FDA correspondence are to be promptly provided to Mylan by Somaxon.

(c)	Verification of Data. At least *** prior to filing any documents with the FDA that incorporate data generated by Mylan, Somaxon shall provide Mylan with a copy of the documents incorporating such data so as to give Mylan the opportunity to verify the accuracy and regulatory validity of such documents as they relate to the Mylan generated data.

(d)	Verification of CMC. At least *** prior to filing with the FDA any amendment to the Chemistry and Manufacturing Controls (“CMC”) section of Somaxon’s New Drug Application (“NDA”) filing relating to Mylan’s manufacturing of the Products, Somaxon shall provide Mylan with a copy of the CMC section as well as any supporting documents which have been relied upon to prepare the CMC portion so as to permit Mylan to verify that the CMC portion accurately describes the work that Mylan has performed and the manufacturing processes that Mylan will perform pursuant to this Agreement. Notwithstanding the foregoing, Somaxon may omit from the materials provided to Mylan any CMC section and supporting documents which have been previously provided by Mylan to Somaxon and which have not been modified or edited by Somaxon.

(e)	Comments. Within *** of Mylan’s receipt from Somaxon of any documents under paragraphs (c) and (d) above, Mylan shall provide any comments it may

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

have on such documents in writing to Somaxon, including any alleged inaccuracies or deficiencies, and representatives of the parties shall cooperate in good faith with one another over the following *** period to address the comments and revise the materials accordingly.

(f)	Deficiencies. In the event the representatives of the parties fail to agree upon the resolution of any alleged inaccuracies or deficiencies within such *** period, the program directors or equivalent executives of each of Mylan and Somaxon shall meet as promptly as possible to discuss and attempt to resolve the dispute. If the program directors or equivalent executive are unable to resolve the dispute (or otherwise fail to meet) within the following *** period, then the parties will submit the dispute to an independent scientific mediator mutually selected by the parties. None of such mediator candidates may have been previously employed or otherwise received compensation from either Somaxon or Mylan except pursuant to any earlier dispute between Somaxon and Mylan. The selected mediator shall hold any proceedings deemed necessary and make his or her findings within *** of his or her selection. The findings of the mediator shall be conclusive and binding upon the parties for purposes of any subsequent submissions to the Authority and the parties shall thereafter cooperate with one another in connection with any inspection by the FDA that may follow. All out-of-pocket costs relating to the dispute resolution process, including the mediator’s fees and expenses, shall be borne solely by the unsuccessful party or as otherwise determined by the mediator.

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.10 Out-of-Scope Services. In the event that Somaxon requests Mylan to perform any services that are not Manufacturing Services and are not otherwise contemplated under this Agreement, including but not limited to any changes to the Specifications that are required by Applicable Law (including any requirement of the FDA) and ongoing stability testing of the Products by Mylan (“Out-of-Scope Services”), and Mylan in its sole discretion is able to provide such Out-of-Scope Services to Somaxon, Mylan will within *** after such request provide Somaxon with a non-binding quote for its fees for such Out-of-Scope Services, which fees shall ***. To the extent that Somaxon thereafter authorizes Mylan to proceed with such Out-of-Scope Services, Mylan will perform such Out-of-Scope Services and Somaxon will pay to Mylan as fees for such Out-of-Scope Services ***. Mylan will provide to Somaxon, upon Somaxon’s request, ***. In the event that Somaxon or Mylan estimates that*** such party will promptly notify the other party of such fact, the parties will discuss the situation in good faith and Mylan will cease such Out-of-Scope Services promptly upon any request by Somaxon, provided that Somaxon shall remain liable for all Out-of-Scope Services performed prior to such request and any non-cancelable contracts and other obligations (after reasonable efforts by Mylan to cancel such contracts or other obligations) entered into by Mylan in connection with the performance of such Out-of-Scope Services.

ARTICLE 8.

TERM AND TERMINATION

8.1 Initial Term.

This Agreement shall become effective as of the date of execution hereof by both parties and shall continue until the date that is ten years from the Effective Date (the “Initial Term”), unless terminated earlier by one of the parties in accordance herewith. This Agreement shall automatically continue after the Initial Term for successive terms of 24 months each unless either party gives written notice to the other party of its intention to terminate this Agreement at least 18 months prior to the end of the then current term.

8.2 Termination for Cause.

(a)	Either party at its sole option may terminate this Agreement upon written notice (i) in circumstances where the other party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within 60 days following receipt of a written notice of said breach that expressly states that it is a notice under this Section 8.2(a), (ii) in the event of a material breach of the Settlement Agreement by the other party, or (iii) pursuant to Section 13.7.

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party in the event that: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (iii) this Agreement is assigned by such other party for the benefit of creditors.

(c)	Somaxon may terminate this Agreement as to any Product upon 30 days’ prior written notice in the event that (i) any Authority takes any action, or raises any objection, that prevents Somaxon from importing, exporting, purchasing or selling such Product, or (ii) the AG License Period (as defined in the Settlement Agreement) has commenced.

(d)	Mylan may terminate this Agreement upon one hundred thirty five (135) days’ prior written notice at any time after the License Date (as defined in the Settlement Agreement).

8.3 Product Discontinuation.

Somaxon shall provide at least ninety (90) days’ advance notice if it intends to no longer order a Product due to that Product’s discontinuance in the market.

8.4 Obligations on Termination.

If this Agreement expires or is terminated in whole or in part for any reason, then (in addition to any other remedies either party may have in the event of default by the other party):

(a)	Mylan shall cease the manufacture and packaging of Products and shall terminate any unfilled orders with third parties that Mylan may have previously submitted with respect to Active Materials and Components to the extent such orders may be terminated or revoked;

(b)	Somaxon shall take delivery of and pay for all undelivered Products that are manufactured and/or Packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed; provided that no such payment shall be due from Somaxon if this Agreement is terminated by Somaxon pursuant to Section 8.2(a), including, but not limited to, termination for Mylan’s failure to provide Manufacturing Services in respect of such undelivered Products in accordance with the Specifications and Applicable Laws, including cGMPs, or if this Agreement is terminated by Somaxon pursuant to Section 8.2(b);

(c)

Somaxon shall purchase, at Mylan’s out-of-pocket costs (without mark-up or surcharge), the Inventory applicable to the Products which was purchased, produced or maintained by Mylan in contemplation of filling Firm Orders or in accordance with Section 5.1(b) prior to notice of termination being given; provided that no such payment shall be due from Somaxon if this Agreement is terminated by Somaxon pursuant to Section 8.2(a), including, but not limited to, termination for Mylan’s failure to provide Manufacturing Services in accordance with the Specifications and Applicable Laws, including cGMPs, or if this Agreement is terminated by Somaxon pursuant to Section 8.2(b);

(d)	if this Agreement is terminated by Somaxon pursuant to Section 8.2(a), including, but not limited to, termination for Mylan’s failure to provide Manufacturing Services in accordance with the Specifications and Applicable Laws, including cGMPs, or if this Agreement is terminated by Somaxon pursuant to Section 8.2(b), Somaxon shall have the option but not the obligation to take title to, possession of, all of any (i) undelivered Products and (ii) Inventory, including, but not limited to Active Materials and/or Components, in each case only after Somaxon has made any payment(s) which may be required, and Mylan shall cooperate with Somaxon in the surrender, delivery and transfer of such items as promptly as is commercially reasonable, with any shipping and related expenses to be borne by Mylan;

(e)	if this Agreement is terminated for any reason other than by Somaxon pursuant to Sections 8.2(a) or 8.2(b), Somaxon shall have the obligation to take title to, possession of, all of any (i) undelivered Products and (ii) Inventory, including, but not limited to Active Materials and/or Components, in each case only after Somaxon has made any payment(s) which may be required, and Mylan shall cooperate with Somaxon in the surrender, delivery and transfer of such items as promptly as is commercially reasonable, with any shipping and related expenses to be borne by Somaxon; and

(f)	upon the request of Somaxon, and at Somaxon’s sole expense (unless this Agreement is terminated by Somaxon pursuant to Section 8.2(a), in which case it shall be at Mylan’s expense), Mylan shall provide such assistance as is reasonably necessary to assist Somaxon in transferring the manufacture of the Product to another facility.

Any termination or expiration of this Agreement shall not prejudice any other remedies that the parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the parties pursuant to Article 1, Article 8, Article 9, Article 10, Article 11, Article 12 and Article 13, and Sections 6.2, 6.3, 6.4, 6.5, 7.3, 7.4, 7.6, and 7.7, together with all other provisions of this Agreement that are required to survive to give effect to Section 8.4 with respect to Manufacturing Services for pending Firm Orders and payment therefore, all of which survive any termination.

ARTICLE 9.

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Each Party.

Each party covenants, represents and warrants that:

(a)	it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder;

(b)	this Agreement has been duly executed and delivered by, and is a legal and valid obligation binding upon such party, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; and

(c)	the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, but not limited to, its certificate of incorporation or by-laws, and (b) does not violate Applicable Laws or any judgment, injunction, order or decree of any Authority having jurisdiction over it.

9.2 Somaxon Warranties.

Somaxon covenants, represents and warrants that:

(a)	the Specifications for each of the Products are its or its Affiliate’s property and that Somaxon may lawfully disclose the Specifications to Mylan;

(b)	to the knowledge of Somaxon, the provision of the Manufacturing Services by Mylan in respect of any Product pursuant to this Agreement or use or other disposition of any Product by Mylan as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights;

(c)	the Specifications for all Products conform to all Applicable Laws, including, without limitation, cGMPs; and

(d)	the Products, if labeled and manufactured in accordance with the Specifications and in compliance with Applicable Laws, including, without limitation cGMPs, may be lawfully sold and distributed in every jurisdiction in which Somaxon markets such Products.

9.3 Mylan Warranties.

Mylan covenants, represents and warrants that:

(a)	it shall perform the Manufacturing Services in accordance with the Specifications and all Applicable Laws, including cGMPs;

(b)	it has and will maintain throughout the term of this Agreement, the expertise, with respect to personnel and equipment, to fulfill the obligations established hereunder, and has obtained all requisite material licenses, authorizations and approvals required by all Authorities to manufacture the Products;

(c)	the Manufacturing Site, all other facilities, all equipment and all personnel to be employed by Mylan in rendering the Manufacturing Services are currently, and will be at the time each batch of Products is produced, qualified in accordance with all Applicable Laws, including, but not limited to, cGMPs;

(d)	there are no pending or uncorrected citations or adverse conditions noted in any inspection of the Manufacturing Site or any other facilities to be employed by Mylan in rendering the Manufacturing Services which would cause the Products to be misbranded or adulterated within the meaning of the Act, including, but not limited to, all cGMPs;

(e)	to the knowledge of Mylan, the Manufacturing Services and the contributions of Mylan to the manufacture of the finished Product in accordance with this Agreement do not and will not infringe any Third Party Rights;

(f)	all employees, consultants, subcontractors and agents performing services for Mylan hereunder have assigned, or will assign, in writing to Mylan all of their right, title and interest in, to and under any and all Inventions directly relating to the Product;

(g)	all Product manufactured and supplied to Somaxon under this Agreement shall not be adulterated or misbranded within the meaning of the Act or other Applicable Laws as of the time that the finished Product is transferred to the carrier at Mylan’s shipping point; and

(h)	all Products manufactured and supplied to Somaxon under this Agreement shall have the minimum shelf life specified for such Product in the Specifications and shall be shipped to Somaxon not more than *** after the date of their manufacture).

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4 Debarred Persons.

Mylan covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Mylan represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Act.

9.5 Permits.

(a)	Somaxon shall be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals in respect of the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

(b)	Mylan shall be solely responsible for obtaining and maintaining all permits, site licenses or other regulatory approvals for the manufacture of Products. In carrying out its obligations under this Agreement, Mylan shall comply with all applicable environmental and health and safety Laws (current or as amended or added), and shall be solely responsible for determining how to comply with same in carrying out these obligations. Notwithstanding the foregoing, nothing provided to Mylan by Somaxon, by way of materials, specifications, processing information or otherwise, is meant to diminish Mylan’s responsibility for such compliance. Mylan shall promptly notify Somaxon of any circumstances, including the receipt of any notice, warning, citation, finding, report or service of process or the occurrence of any release, spill, upset, or discharge of hazardous substances (as may be defined under Applicable Laws) relating to Mylan’s compliance with this Section 9.5(b) and which relates to the manufacture of the Products.

9.6 Compliance with Laws.

Each party, in connection with its performance under this Agreement, shall comply with all Applicable Laws.

9.7 No Other Warranty.

NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. MYLAN MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE PRODUCTS.

ARTICLE 10.

REMEDIES AND INDEMNITIES

10.1 Limitation of Liability.

UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY DIRECT OR INDIRECT LOSS OF PROFITS, OF PRODUCTION, OF ANTICIPATED SAVINGS, OF BUSINESS OR GOODWILL OR FOR ANY LIABILITY, DAMAGE, COSTS OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF A SPECIAL, INCIDENTIAL, INDIRECT OR CONSEQUENTIAL NATURE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE LIMITATIONS AND EXCLUSIONS OF LIABILITY CONTAINED IN THE PRECEDING SENTENCE SHALL NOT APPLY WITH RESPECT INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 10.2 AND 10.3, BREACHES OF ARTICLE 11, OR CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT BETWEEN THE PARTIES.

10.2 Mylan.

Mylan agrees to defend, indemnify and hold Somaxon, its agents, employees, officers, directors, Affiliates and representatives harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favor of third parties resulting from or relating to (a) a failure by Mylan to provide the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws, (b) the grossly negligent acts or omissions or willful misconduct of Mylan, or (c) any other breach of this Agreement by Mylan, including, without limitation, any representation, warranty or covenant contained herein, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of, or breach of this Agreement by, Somaxon, its agents, employees, officers, directors, Affiliates or representatives.

10.3 Somaxon.

Somaxon agrees to defend, indemnify and hold Mylan, its agents, employees, officers, directors, Affiliates and representatives harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favor of third parties resulting from or relating to (a) the grossly negligent acts or omissions or willful misconduct of Somaxon, or (b) any breach of this Agreement by Somaxon, including, without limitation, any representation, warranty or covenant contained herein, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of, or breach of this Agreement by, Mylan, its agents, employees, officers, directors, Affiliates or representatives.

10.4 Indemnification Procedure.

Each indemnified party (the “Indemnitee”) agrees to give the indemnifying party (the “Indemnitor”) prompt written notice of any claims or discovery of fact upon which the

Indemnitee intends to base a request for indemnification (“Claims”). Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not materially prejudiced thereby. The Indemnitor shall have sole control over, and shall assume all expenses with respect to, the defense, settlement, adjustment or compromise of any Claim as to which this Section 10 requires it to indemnify the other, provided that: (a) the Indemnitee may, if it so desires, employ counsel at its own expense to participate and assist in the handling of such Claim; and (b) the Indemnitor shall obtain the prior written approval of the Indemnitee, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such Claim.

ARTICLE 11.

CONFIDENTIALITY

11.1 Confidentiality.

The parties agree that, for the term of this Agreement and for seven years thereafter (other than for trade secrets, for which the confidentiality obligations set forth herein shall last as long as trade secret law shall allow), all non-public, proprietary or “confidential” disclosures, know-how, data, and technical, financial and other information of any nature whatsoever (collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation, by electronic means) or through observation, by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) hereunder, including, without limitation, the terms of this Agreement, shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly contemplated by this Agreement, and shall not be disclosed to any third party (including, without limitation, in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, (a) either party may disclose on a need-to-know basis the existence of this Agreement and the terms hereof to any bona fide potential acquirers, corporate partners, investors or financial advisors, provided that any such potential acquirer, corporate partner, investor or financial advisor is bound by confidentiality and non-use restrictions relating to the Confidential Information of the other party that are at least as stringent as those contained herein; (b) Somaxon may disclose that Mylan is a supplier to Somaxon with respect to the Product; (c) Mylan may disclose the fact that Somaxon is a client of Mylan but shall not disclose any other information relating to any product for which Mylan provides services to Somaxon. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party.

11.2 Exceptions.

The provisions of Section 11.1 shall not apply to any information of the Disclosing Party which can be shown by competent evidence by the Receiving Party:

(a)	to have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party as evidenced by the Receiving Party’s written records;

(b)	to be or to have become readily available to the public other than through any act or omission of any party in breach of any confidentiality obligations owed to the Disclosing Party;

(c)	to have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party which had no obligation to the Disclosing Party not to disclose such information to others; or

(d)	to have been independently developed by the Receiving Party without use of or reference or access to the Disclosing Party’s Confidential Information as evidenced by the Receiving Party’s written records.

11.3 Authorized Disclosure.

The Receiving Party may disclose the Disclosing Party’s Confidential Information hereunder solely to the extent (a) approved by the Disclosing Party; or (b) the Receiving Party is legally required to disclose such Confidential Information; provided, however, that prior to any such required disclosure, the Receiving Party will, except where not possible, give reasonable advance written notice to the Disclosing Party of such disclosure so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 11 and will use good faith efforts to secure confidential treatment of such Confidential Information required to be disclosed. In the event that a party makes a disclosure of Confidential Information deemed necessary under applicable federal or state securities laws or any rule or regulation of a nationally recognized securities exchange, the party shall use good faith efforts to obtain confidential treatment for the disclosure to the extent available. The party making such a disclosure shall provide the other party with reasonable advance written notice of its intent to make such a disclosure and shall provide the other party the opportunity to comment on any confidential treatment requested prior to the submission.

11.4 Return of Confidential Information.

The Receiving Party shall keep the Disclosing Party’s Confidential Information in appropriately secure locations. Upon the expiration or termination of this Agreement or at any time upon the Disclosing Party’s request, the Receiving Party shall destroy or return to the Disclosing Party, at the Disclosing Party’s written request, all Confidential Information belonging to the Disclosing Party possessed by the Receiving Party, or its officers, directors, employees, agents and consultants; provided, however, that a Receiving Party may retain any Confidential Information contained in computer records or files that have been created pursuant to the Receiving Party’s automatic archiving and back-up procedures, the removal of which is not technically reasonable, and one (1) copy of the Disclosing Party’s Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 11.4.

11.5 Equitable Relief.

The Receiving Party agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information of the Disclosing Party may cause irreparable harm and significant injury to the Disclosing Party, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, the Receiving Party agrees that the Disclosing Party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement. The Receiving Party shall notify the Disclosing Party in writing immediately upon the Receiving Party’s becoming aware of any such breach or threatened breach.

ARTICLE 12.

DISPUTE RESOLUTION

12.1 Disputes.

In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Sections 6.1(b) or 7.9(f)), the parties shall first try to solve it amicably. In this regard, any party may send a notice of dispute to the other, and each party shall appoint, within *** from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a party fails to appoint a representative within the *** period set forth above, such dispute shall immediately be referred to the Chief Operating Officer or Senior Vice President, Operations (or such other officer of comparable authority as they may designate) of each party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, their dispute may thereafter be referred to a court of competent jurisdiction in the State of Delaware.

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 13.

MISCELLANEOUS

13.1 Inventions.

(a)	For the term of this Agreement, Somaxon hereby grants to Mylan a non-exclusive, royalty-free, non-transferable, non-sublicensable license of Somaxon’s Intellectual Property that relates to the Product solely to perform the Manufacturing Services.

(b)	All Intellectual Property generated or derived solely by Mylan in the course of performing the Manufacturing Services shall, in each case to the extent determined to by Applicable Laws relating to inventorship, authorship, and/or ownership relating to rights in and to such Intellectual Property, be the exclusive property of Mylan (the “Intellectual Property Rights”). Mylan hereby grants to Somaxon, a perpetual, paid-up, non-exclusive, royalty-free, transferable and sublicensable license of Mylan’s Intellectual Property Rights, related solely to Somaxon’s Product, to have manufactured the Products and to use, import, export, offer to sell, and sell the same.

(c)	Each party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions.

13.2 Intellectual Property.

Subject to Section 13.1, all Intellectual Property of Somaxon shall be owned by Somaxon and all Intellectual Property of Mylan shall be owned by Mylan. Somaxon and Mylan hereby acknowledge that neither party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Each party agrees not to use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.3 Independent Contractors.

The parties are independent contractors and this Agreement shall not be construed to create between Mylan and Somaxon any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

13.4 Trademarks.

Somaxon and Mylan hereby acknowledge that neither party has, nor shall it acquire, any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed to in writing. Each party agrees not to use any trademark or trade name of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement, including without limitation the right to include Somaxon’s trademarks or trade names on any Product or any Components thereof purchased or manufactured by Mylan for Somaxon hereunder.

13.5 No Waiver.

Either party’s failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. No waiver shall be effective unless made in writing and signed by the waiving party.

13.6 Assignment.

(a)	Mylan may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of Somaxon, such consent not to be unreasonably withheld; provided, however, that Mylan may arrange for subcontractors to perform specific testing services arising under this Agreement without the consent of Somaxon; provided, further, that Mylan shall provide advance notice of the name and function of any such subcontractor and shall ensure such subcontractor’s adherence to the terms of this Agreement, including, but not limited to, the obligations of confidentiality set forth in Article 11.

(b)	Somaxon may not assign this Agreement or any of its rights or obligations hereunder, except with the written consent of Mylan, such consent not to be unreasonably withheld; provided, however that Somaxon may assign its rights or obligations under this Agreement to any entity or person that acquires all or substantially all of Somaxon’s interest relating to this Agreement or to whom it licenses substantial rights to the Products, in each case in any one or more transactions in any form.

(c)	Notwithstanding the foregoing provisions of this Section 13.6, either party may assign this Agreement to any of its Affiliates or to a successor to, purchaser or licensee of all or substantially all of its business, provided that such assignee agrees in writing to be bound hereunder. For purposes of the foregoing, the phrase “all or substantially all of its business” shall mean, with respect to Somaxon, the business of Somaxon relating to the Product and not necessarily any other products to which Somaxon may have rights.

13.7 Force Majeure.

Neither party shall be liable for the failure to perform its obligations under this Agreement, except any obligation to pay any undisputed amounts then due, if such failure is occasioned by a cause or contingency beyond such party’s reasonable control, including, but not limited to, the following if such cause or contingency beyond such party’s reasonable control: strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any Authority acting within color of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 shall promptly notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Notwithstanding the foregoing, if a Force Majeure Event prevents a party’s performance under this Agreement for an aggregate of ***, the other party may terminate this Agreement upon written notice to the non-performing party.

13.8 Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal delivery, by telecopier or facsimile communication or by sending the same by first class mail, postage prepaid to the mailing address, or telecopier or facsimile number set forth below:

If to Somaxon:

Somaxon Pharmaceuticals, Inc.

10935 Vista Sorrento Parkway, Suite 250

San Diego, CA 92130

Attention: Senior Vice President and General Counsel

Telecopier No.: 858-509-1761

If to Mylan:

Mylan Pharmaceuticals Inc.

781 Chestnut Ridge Road

Morgantown, WV 26505

Attention: Senior Vice President, North America Operations

Telecopier No.: 304-598-5419

with copy to:

Mylan Inc.

1500 Corporate Drive

Canonsburg, PA 15317

Attention: Senior Vice President and Global General Counsel – Legal Operations

Facsimile No.: (724) 514-1878

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or to such other addresses or telecopier or facsimile numbers provided to the other party in accordance with the terms of this Section 13.8. Notices or written communications made or given by personal delivery or by telecopier or facsimile shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States or Canadian mail, postage prepaid or upon receipt, whichever is sooner.

13.9 Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

13.10 Entire Agreement.

This Agreement, together with the Quality Agreement and the Settlement Agreement, constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.

13.11 Other Terms.

The parties agree that no terms, provisions or conditions of any purchase order or other business form or written authorization used by Somaxon or Mylan will have any effect on the rights, duties or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of Somaxon or Mylan to object to such terms, provisions, or conditions unless such document specifically refers to this Agreement and is signed by both parties.

13.12 No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

13.13 Execution in Counterparts.

This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.14 Governing Law.

This Agreement shall be construed and enforced under the laws of the State of Delaware, without regard to the United Nations Convention on Contracts for the International Sale of Goods and without giving effect to any choice of laws rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware, to the rights and duties of the parties.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

MYLAN PHARMACEUTICALS INC.

by	/s/ Anthony R. Mauro

its President NA & MPI

SOMAXON PHARMACEUTICALS, INC.

By	/s/ Richard W. Pascoe

its President and CEO

SCHEDULE A

PRODUCTS

Doxepin 3 mg and 6 mg tablets, Packaged and supplied in accordance with the Specifications for commercial sale in the United States.

SCHEDULE B

PROCEDURE FOR SHIPMENT AND

ACCEPTANCE OF PRODUCT SPECIFICATIONS

Prior to the commencement of commercial manufacturing of Product under this Agreement Somaxon shall provide Mylan with originally executed copies of the FDA approved Specifications. If the Specifications provided are subsequently amended, then Somaxon shall provide Mylan with revised and originally executed copies of such revised Specifications. Upon acceptance of the revised Specifications, Mylan shall provide Somaxon with a signed and dated receipt evidencing such acceptance of the revised Specifications by Mylan.

SCHEDULE C

MINIMUM RUN QUANTITY AND FEES

Dosage Strength	Bottle Size	Minimum Run Quantities	Transfer Cost / Fees
Doxepin 3mg tablet	***	***	***
Doxepin 3mg tablet	***	***	***
Doxepin 6mg tablet	***	***	***
Doxepin 6mg tablet	***	***	***

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE D

ACTIVE MATERIALS

Active Material	Supplier
Doxepin HCI	*	**

***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE E

BATCH NUMBERING AND EXPIRATION DATES

Each batch of Product manufactured by Mylan will bear a unique packaging lot number using the Mylan batch numbering system. This number will appear on the Product label and on the batch documentation.

Mylan will calculate the expiration date for each batch of Product by adding the expiration period, supplied by Somaxon to the date of manufacture of each batch. The expiration date will appear on the Product label.

SCHEDULE F

QUALITY AGREEMENT

[To be attached when completed]